Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA – November 6, 2007

For Immediate Release	Contact:	John Kyees
Chief Financial Officer
(215) 454-5500

Urban Outfitters Reports Q3 Sales Jump 23%

Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle consumer products company operating under the Anthropologie, Free People and Urban Outfitters brands, today announced sales for the three and nine months ended October 31, 2007.

Total Company sales for the third quarter increased by 23% over the same period last year to a record $379.3 million. Comparable (“comp”) store sales grew 8% driven by increases of 17% and 16% at Anthropologie and Free People stores respectively. Urban Outfitters comp store sales increased slightly during the quarter. Direct-to-consumer sales increased 30% and Free People Wholesale sales rose 34% for the quarter.

“We are pleased that all of our brands produced positive comp store results,” said Glen T. Senk, Chief Executive Officer. “Our recent merchandise strategy changes have begun to take effect as all of our brand channels experienced double digit sales growth over the prior year’s quarter. We still believe our largest opportunity over the next several quarters rests with further execution of the Urban brand merchandise initiatives,” added Mr. Senk.

Net sales for the three and nine months were as follows:

	Three months ended October 31,		Nine months ended October 31,
	2007	2006	2007	2006
	(in thousands)		(in thousands)
Urban Outfitters store sales	$160,864	$143,510	$431,703	$386,232
Anthropologie store sales	139,980	106,093	396,137	313,761
Direct-to-consumer sales	46,777	36,070	132,822	101,074
Free People sales	31,699	22,682	81,651	62,854

Total net sales	$379,320	$308,355	$1,042,313	$863,921

The Company has opened a total of 12 new stores during the quarter and 23 new stores during the first 9 months of this fiscal year. The Company expects to open approximately 38 new stores during the full fiscal year. Management will release earnings results for the three and nine months ended October 31, 2007 on November 8, 2007.

Urban Outfitters, Inc. is an innovative specialty retailer and wholesaler which offers a variety of lifestyle merchandise to highly defined customer niches through 117 Urban Outfitters stores in the United States, Canada, and Europe, 2 Urban Outfitters web sites and an Urban catalog; 100 Anthropologie stores; an Anthropologie web site and catalog; and Free People, which sells its product to approximately 1,500 specialty stores, department stores and catalogs, as well as through 13 Free People stores, a web site and catalog.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this filing may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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